Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (hereinafter the “Agreement”) is made this 29th day of October, 2012, and is entered into by and between: (i) Solitron Devices, Inc., its affiliates, agents, and representatives  (collectively, “Solitron”), and (ii) Police and Fire Retirement System of City of Detroit, its affiliates, agents and representatives (collectively, the "PFRS") (Solitron and PFRS shall sometimes collectively be referred to herein as the “Parties” or separately as a “Party”).

WHEREAS, on January 24, 1992 (the "Petition Date"), Solitron and its wholly-owned subsidiary, Solitron Specialty Products, Inc. f/k/a Solitron Microwave, Inc., a Delaware corporation ("Solitron Specialty"), filed voluntary petitions seeking reorganization under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Florida, Miami Division (the "Bankruptcy Court").

WHEREAS, Solitron and Solitron Specialty were subsequently consolidated by entry of an order by the Bankruptcy Court and were jointly administered under Case No. 92-30190-BKC-RAM (the "Bankruptcy Case").

WHEREAS, PFRS filed a secured claim against the consolidated estate of Solitron in the amount of $3,017,791.00 (Claim No. 68-1) (the "PFRS Claim").

WHEREAS, the PFRS Claim was ultimately allowed as a general unsecured claim in the amount of $3,017,791.00 (the "Allowed PFRS Claim").

WHEREAS, on August 20, 1993, the Bankruptcy Court entered an Order (the "Confirmation Order") confirming Solitron's Fourth Amended Plan of Reorganization, as modified by Solitron's First Modification of Fourth Amended Plan of Reorganization (the "Plan of Reorganization") pursuant to which the Debtor was to pay general unsecured claims a thirty-five percent (35%) distribution over time.

WHEREAS, as of the date of this Agreement, Solitron has paid PFRS the sum of $359,653.27 on account of the Allowed PFRS Claim.

WHEREAS, Solitron believes that subsequent to the entry of the Confirmation Order it reached an agreement with the Unsecured Creditors Committee to pay a lower amount with respect to all Allowed Claims than set forth in the Plan of Reorganization, but PFRS disputes this contention.

WHEREAS, the Parties, desire to settle their dispute and all liability existing between the Parties, have participated in good-faith settlement negotiations, and have reached a settlement, the terms of which they now have set forth in this Settlement Agreement.

NOW, THEREFORE, in consideration of the premises aforesaid and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby stipulate and agree as follows:

1.      Settlement Payment.  In full and final satisfaction of the Allowed PFRS Claim filed in the Bankruptcy Case, Solitron shall pay PFRS a lump sum payment of $475,000.00, by wire transfer.  The Settlement Payment shall be delivered by Solitron within ten (10) days of both Parties’ execution of the Agreement.

2.      Attorneys’ Fees and Costs.  Except as otherwise expressly provided in this Agreement each Party shall bear his or its own attorneys’ fees and costs incurred in regard to all matters arising out of or relating to this Agreement.

3.      Mutual Release/Waiver. For and in consideration of the agreements contained herein, each Party, its agents, affiliates, representatives, and any successors-in-interest  release, acquit, waive, and forever discharge the other Party and its agents, affiliates,  representatives, servants, employees, administrators, attorneys, insurers, reinsurers, successors-in-interest, predecessors and assigns from any and all past, present and future complaints, claims, charges, rights, claims for relief, administrative charges or claims, demands, damages, costs, losses, expenses, attorneys' fees, suits, actions or causes of action, whether in law or in equity, with respect to the Allowed PFRS Claim or any payments due and owing under the Plan of Reorganization.  It is the intention of the parties that the payment being made pursuant to this Agreement is in full and final satisfaction of the Allowed PFRS Claim and that upon making the payment required hereunder, Solitron will have satisfied all of its obligations under the Plan of Reorganization to PFRS.

4.      Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

5.      Entire Agreement.  This Agreement constitutes the entire agreement of the Parties as to  its subject matter. The undersigned acknowledge that there are no communications or oral understandings that are contrary to, different from, or that in any way restrict this Agreement, and that all prior agreements or understandings within the scope of the subject matter of this Agreement are, upon the execution and delivery of this Agreement, superseded and void.

6.      Amendments.  No waiver, modification or amendment of the terms of this Agreement shall be valid or binding unless made in writing, signed by the party to be charged and then only to the extent set forth in such written waiver, modification, or amendment.

7.      Counterparts.  The Parties may execute this Agreement in whole or counterparts, and execution of counterparts shall have the same force and effect as if the Parties had signed the same instrument. Signatures transmitted electronically or by facsimile shall have the same effect as original signatures.

8.      Choice of Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida, without regard to its conflict of law principles.

9.      Neutral Interpretation.  In the event any dispute arises among the Parties with regard to the interpretation of any term of this Agreement, all of the Parties shall be considered collectively to be the drafting party and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall be inapplicable.

10.     Authority.  Each Party to this Agreement warrants and represents that the person signing this Agreement on its behalf is duly authorized to enter into this Agreement on behalf of such party. Each Party signing this Agreement separately acknowledges and represents that this representation and warranty is an essential and material provision of this Agreement and shall survive execution of this Agreement.

11.    Advice of Counsel. The Parties acknowledge that they have been represented by counsel of their own choice in the negotiations leading up to the execution of this Agreement and that they have read this Agreement and have had the opportunity to receive an explanation from legal counsel regarding its legal effect, and each Party has had it fully explained to them by their counsel and understands the terms and provisions of this Agreement and its nature and effect. Each Party further represents that they are entering into this Agreement freely and voluntarily, relying solely upon the advice of their own counsel, and not relying on the representation of any other Party or of counsel for any other Party.

12.    Acknowledgement. This Agreement was executed after arm’s length negotiations between the Parties and their respective counsel, and reflects the conclusion of each Party that this Agreement is in its best interest.

13.    Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings are solely for convenience and shall have no legal effect in construing the provisions of this Settlement Agreement.

14.    Enforcement; Time is of the Essence.  Should either Party be required to bring an action to enforce any aspect of this Agreement, that party shall be entitled to recover reasonable attorney's fees and costs incurred in connection with that enforcement.  The Parties acknowledge that time is of the essence of this Agreement.

IN WITNESS HEREOF, the undersigned, being duly authorized, have caused this Agreement to be executed as of the date shown above.

Police and Fire Retirement System of the City of Detroit

By	/s/ Matt Gnatek

Name:	Matt Gnatek

Title:	Trustee

By	/s/ David Cetlinski

Name:	David Cetlinski

Title:	Asst. Executive Director

Solitron Devices, Inc.

By	/s/ Shevach Saraf
Shevach Saraf
Chairman, President, Chief Executive Officer,
Treasurer, and Chief Financial Officer